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                                                             EXHIBIT (15)

ENSERCH Corporation:



We have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited interim condensed consolidated financial information of ENSERCH Corporation and subsidiary companies for the periods ended June 30, 1996 and 1995, as indicated in our report dated July 29, 1996; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, is incorporated by reference in Registration Statements No. 2-59259, No. 33-40589, No. 33-47911 and No. 2-77572 on Form S-8, and in Registration Statements No. 33-15623, No. 33-52525 and No. 33-61635 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
August 12, 1996